Exhibit 99.1

NovaBay Pharmaceuticals Announces Changes to Its Board of Directors

EMERYVILLE, Calif. (January 28, 2022) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY), a pharmaceutical company focused on developing and commercializing high-quality, scientifically formulated products for the eyecare and skincare markets, announces the appointments of Audrey Kunin, M.D. and Julie Garlikov to the NovaBay Board of Directors. Dr. Kunin is a recognized leader in the skincare product industry and has served as NovaBay’s Chief Product Officer since its acquisition in November 2021 of DERMAdoctor, LLC, a company she cofounded. Ms. Garlikov brings to NovaBay more than 25 years of marketing experience, including deep expertise in health, beauty, eyecare and dermatology products.

NovaBay also announces the resignation of Zhang Xinzhou (Paul) Li as a director. His vacancy is being filled by Yongxiang (Sean) Zheng. All changes to the Board of Directors are effective immediately and result in an increase to the size of NovaBay’s Board from six to eight members.

“This is an exciting, transformational time at NovaBay with the recent addition of DERMAdoctor and our planned further expansion into the large, lucrative OTC eyecare and skincare markets. We are delighted to welcome professionals to our Board who bring highly relevant experience and records of success,” said Paul E. Freiman, Board Chairman. “In less than two months Audrey has proven her leadership skills and industry knowledge, and is instrumental to our new product strategy and the development of innovative products for both the skincare and eyecare markets. We look forward to calling upon Julie’s expertise and fresh ideas, particularly in formulating effective digital and social media strategies to create brand awareness and demand generation for our products”.

“Sean has international experience in the medical device arena and was recommended to fill our Board vacancy by several of our large ex-US stockholders,” he added. “The Board would like to thank Paul for his valuable contributions over his nearly seven years of service as a director.”

“We have created a new NovaBay with the acquisition of DERMAdoctor with revenues diversified across the eyecare and skincare markets and a path toward profitability,” said Justin Hall, NovaBay CEO. “With the addition of our new directors, our Board better reflects our new direction with added industry and marketing expertise that we expect will be highly valuable to our success.”

Dr. Kunin has been the creative force behind all DERMAdoctor products since 1998. At DERMAdoctor, she led the formulation and development of numerous innovative skincare products. Dr. Kunin graduated from Ohio State University and received her M.D. from the Medical College of Ohio. She completed postgraduate training in dermatology at the Medical College of Virginia after serving as Chief Resident. She is a fellow of the American Academy of Dermatology and formerly served as an Assistant Clinical Instructor of Dermatology at the University of Kansas School of Medicine.

Ms. Garlikov is a classically trained consumer product goods marketer who gained her consumer experience at Procter & Gamble, Johnson & Johnson and PepsiCo. Since 2020 she has served as Vice President of Marketing of GRAIL, LLC, a multi-cancer early detection company. Prior to GRAIL she was Chief Marketing Officer at NewAge, Inc., a healthy products company where she led all aspects of global marketing including product development, creative, social media, digital and branding. She previously was Chief Marketing Officer of Shaklee Corporation and held senior marketing positions at dermatological skincare companies Rodan + Fields, Obagi Medical and Nuvesse Skin Therapies. Ms. Garlikov holds a BA from the University of California, Berkeley and an MBA from Columbia University.

Mr. Zheng brings to NovaBay more than 27 years of experience in mergers and acquisitions, fund management and the import/export business. He is CEO of Q3 Medical Devices (Shanghai) Co. Ltd., having previously held CEO and Managing Director positions at Boill Fund Management (HK) Co., Ltd. and Sprott-Zijin Mining Fund, a joint venture fund between Zijin Mining Group and Sprott Asset Management LP. Mr. Zheng is a chartered financial analyst and graduated from China’s Renmin University . He received an MBA from the University of New South Wales in 2002, and an MA of EMBA from China Europe International Business School in 2010.

About NovaBay Pharmaceuticals, Inc:

NovaBay Pharmaceuticals, Inc. is a pharmaceutical company that develops and sells scientifically created and clinically proven consumer products for the eyecare and skincare markets. Avenova® is the most prescribed antimicrobial lid and lash spray and CelleRx® is a breakthrough product in the beauty category. In November 2021, NovaBay acquired DERMAdoctor, LLC, a company offering more than 30 dermatologist-developed skincare products sold through traditional domestic retailers, digital beauty channels and international distributors.

NovaBay Pharmaceuticals Forward-Looking Statements

Except for historical information herein, matters set forth in this press release may be forward looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial progress and future financial performance of NovaBay Pharmaceuticals, Inc. This release contains forward-looking statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding our business strategies, current product offerings, marketing efforts, and any future revenue that may result from selling such products, as well as generally the Company’s expected future financial results. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the size of the potential market for our products, the integration of DERMAdoctor’s business into the Company’s business, the possibility that the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, and revenues will not be sufficient to meet the Company’s cash needs. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Form 10-Q/K filings and Registration Statement on Form S-1 filing with the Securities and Exchange Commission, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com.

Avenova.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Contact

LHA Investor Relations

Jody Cain

310-691-7100
jcain@lhai.com

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